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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Hemosense, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

423691104 (CUSIP Number)

12/31/05

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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CUSIP No. 423691104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). W Capital Partners Ironworks, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) N/A (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power 827,061 -a) 6. Shared Voting Power 0 7. Sole Dispositive Power 827,061 -a) 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 827,061 -a)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) N/A
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) PN

(a-	Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

American LegalNet, Inc. www.USCourtForms.com

CUSIP No. 423691104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). WCP I, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) N/A (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power 827,061 -a) 6. Shared Voting Power 0 7. Sole Dispositive Power 827,061 -a) 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 827,061 -a)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) N/A
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) OO

(a-	Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

American LegalNet, Inc. www.USCourtForms.com

CUSIP No. 423691104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Stephen Wertheimer
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) N/A (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 827,061 -a) 7. Sole Dispositive Power 0 8. Shared Dispositive Power 827,061 -a)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 827,061 -a)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) N/A
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) IN

(a-	Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

American LegalNet, Inc. www.USCourtForms.com

CUSIP No. 423691104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Robert Migliorino
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) N/A (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 827,061 -a) 7. Sole Dispositive Power 0 8. Shared Dispositive Power 827,061 -a)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 827,061 -a)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) N/A
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) IN

(a-	Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

American LegalNet, Inc. www.USCourtForms.com

CUSIP No. 423691104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). David Wachter
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) N/A (b)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially by Owned by Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 827,061 -a) 7. Sole Dispositive Power 0 8. Shared Dispositive Power 827,061 -a)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 827,061 -a)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) N/A
11.	Percent of Class Represented by Amount in Row (9) 7.4%
12.	Type of Reporting Person (See Instructions) IN

(a-	Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

American LegalNet, Inc. www.USCourtForms.com

Item 1.	(a)	Name of Issuer

HEMOSENSE, INC

	(b)	Address of Issuer’s Principal Executive Offices

651 RIVER OAKS PARKWAY SAN JOSE, CA 95134

Item 2.	(a)	Name of Person Filing

W CAPITAL PARTNERS IRONWORKS LP

	(b)	Address of Principal Business Office or, if none, Residence

W CAPITAL PARTNERS 1 E. 52ND ST NY, NY 10022

	(c)	Citizenship

DELAWARE

	(d)	Title of Class of Securities

COMMON STOCK

	(e)	CUSIP Number

423691104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

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Item 4.	Ownership.

(a) Amount beneficially owned:

827,061 -a).

(b) Percent of class:

7.4%.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

827,061 -a).

(ii) Shared power to vote or to direct the vote

0 .

(iii) Sole power to dispose or to direct the disposition of

827,061 -a).

(iv) Shared power to dispose or to direct the disposition of

0 .

(a-    Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/14/06 Date
W Capital Partners Ironworks, L.P.
By:	WCP I, L.L.C., Its General Partner

By:	/s/ Robert Migliorino
Robert Migliorino
Managing Member

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Item 1.	(a)	Name of Issuer

HEMOSENSE, INC

	(b)	Address of Issuer’s Principal Executive Offices

651 RIVER OAKS PARKWAY SAN JOSE, CA 95134

Item 2.	(a)	Name of Person Filing

WCP I, LLC

	(b)	Address of Principal Business Office or, if none, Residence

W CAPITAL PARTNERS 1 E. 52ND ST NY, NY 10022

	(c)	Citizenship

DELAWARE

	(d)	Title of Class of Securities

COMMON STOCK

	(e)	CUSIP Number

423691104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

American LegalNet, Inc. www.USCourtForms.com

Item 4.	Ownership.

(a) Amount beneficially owned:

827,061 -a).

(b) Percent of class:

7.4%.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

827,061 -a).

(ii) Shared power to vote or to direct the vote

0 .

(iii) Sole power to dispose or to direct the disposition of

827,061 -a).

(iv) Shared power to dispose or to direct the disposition of

0 .

(a-    Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WCP I, LLC		2/14/06 Date

By	/s/ Robert Migliorino
Robert Migliorino Managing Member

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Item 1.	(a)	Name of Issuer

HEMOSENSE, INC

	(b)	Address of Issuer’s Principal Executive Offices

651 RIVER OAKS PARKWAY SAN JOSE, CA 95134

Item 2.	(a)	Name of Person Filing

DAVID WACHTER

	(b)	Address of Principal Business Office or, if none, Residence

W CAPITAL PARTNERS 1 E. 52ND ST NY, NY 10022

	(c)	Citizenship

US

	(d)	Title of Class of Securities

COMMON STOCK

	(e)	CUSIP Number

423691104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

American LegalNet, Inc. www.USCourtForms.com

Item 4.	Ownership.

(a) Amount beneficially owned:

827,061 -a).

(b) Percent of class:

7.4%.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

0 .

(ii) Shared power to vote or to direct the vote

827,061 -a).

(iii) Sole power to dispose or to direct the disposition of

0 .

(iv) Shared power to dispose or to direct the disposition of

827,061 -a).

(a-    Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/14/06 Date

/s/ David Wachter Signature

DAVID WACHTER MANAGING MEMBER
Name/Title

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Item 1.	(a)	Name of Issuer

HEMOSENSE, INC

	(b)	Address of Issuer’s Principal Executive Offices

651 RIVER OAKS PARKWAY SAN JOSE, CA 95134

Item 2.	(a)	Name of Person Filing

STEPHEN WERTHEIMER

	(b)	Address of Principal Business Office or, if none, Residence

W CAPITAL PARTNERS 1 E. 52ND ST NY, NY 10022

	(c)	Citizenship

US

	(d)	Title of Class of Securities

COMMON STOCK

	(e)	CUSIP Number

423691104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

Not applicable.

American LegalNet, Inc. www.USCourtForms.com

Item 4.	Ownership.

(a) Amount beneficially owned:

827,061 -a).

(b) Percent of class:

7.4%.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

0 .

(ii) Shared power to vote or to direct the vote

827,061 -a).

(iii) Sole power to dispose or to direct the disposition of

0 .

(iv) Shared power to dispose or to direct the disposition of

827,061 -a).

(a-    Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

American LegalNet, Inc. www.USCourtForms.com

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/14/06 Date

/s/ Stephen Wertheimer Signature

STEPHEN WERTHEIMER MANAGING MEMBER
Name/Title

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Item 1.	(a)	Name of Issuer

HEMOSENSE, INC

	(b)	Address of Issuer’s Principal Executive Offices

651 RIVER OAKS PARKWAY SAN JOSE, CA 95134

Item 2.	(a)	Name of Person Filing

ROBERT MIGLIORINO

	(b)	Address of Principal Business Office or, if none, Residence

W CAPITAL PARTNERS 1 E. 52ND ST NY, NY 10022

	(c)	Citizenship

US

	(d)	Title of Class of Securities

COMMON STOCK

	(e)	CUSIP Number

423691104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

American LegalNet, Inc. www.USCourtForms.com

Item 4.	Ownership.

(a) Amount beneficially owned:

827,061 -a).

(b) Percent of class:

7.4%.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

0 .

(ii) Shared power to vote or to direct the vote

827,061 -a).

(iii) Sole power to dispose or to direct the disposition of

0 .

(iv) Shared power to dispose or to direct the disposition of

827,061 -a).

(a-    Includes 820,161 shares of common stock of HemoSense, Inc. held by W Capital Partners Ironworks, L.P. and 6,900 shares issuable upon the exercise of a warrant to purchase common stock of HemoSense, Inc. WCP I, L.L.C. is the general partner of W Capital Partners Ironworks, L.P. David S. Wachter, Stephen Wertheimer and Robert J. Migliorino, as managing members of WCP I, L.L.C., share voting and dispositive power with respect to shares held by W Capital Partners Ironworks, L.P.)

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/14/06 Date

/s/ Robert Migliorino Signature

ROBERT MIGLIORINO MANAGING MEMBER
Name/Title

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Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the person named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendment thereto) relating to the common stock of HemoSense, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of February 14, 2006.

W Capital Partners Ironworks, L.P. By: WCP I, L.L.C. its General Partner

By:	/s/ Robert Migliorino
Robert Migliorino, Managing Member

WCP I, LLC

By:	/s/ Robert Migliorino
Robert Migliorino, Managing Member

/s/ David Wachter
David Wachter, Managing Member

/s/ Stephen Wertheimer
Stephen Wertheimer, Managing Member

/s/ Robert Migliorino
Robert Migliorino, Managing Member

18